EXHIBIT 99.1

Spirit Airlines Reports September 2013 Traffic

MIRAMAR, Fla. (October 10, 2013) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for September 2013 and year-to-date 2013.
Traffic (revenue passenger miles) in September 2013 increased 28.8 percent versus September 2012 on a capacity (available seat miles) increase of 24.9 percent. Load factor for September 2013 was 84.7 percent, an increase of 2.5 points as compared to September 2012. Spirit's preliminary completion factor for September 2013 was 99.5 percent.
The following table summarizes Spirit's traffic results for the month and year-to-date ended September 30, 2013 and 2012.

	September 2013	September 2012	Change
Revenue passenger miles (RPMs) (000)	960,918	746,184	28.8%
Available seat miles (ASMs) (000)	1,133,873	908,091	24.9%
Load Factor	84.7%	82.2%	2.5
Passenger flight segments	973,248	822,837	18.3%
Average stage length (miles)	979	888	10.2%
Total departures	7,203	6,373	13.0%

	YTD 2013	YTD 2012	Change
Revenue passenger miles (RPMs) (000)	8,833,712	7,144,329	23.6%
Available seat miles (ASMs) (000)	10,185,421	8,388,581	21.4%
Load Factor	86.7%	85.2%	1.5
Passenger flight segments	9,252,734	7,775,861	19.0%
Average stage length (miles)	944	902	4.7%
Total departures	67,327	58,674	14.7%

Third Quarter 2013 Guidance
The Company estimates its total revenue per ASM (RASM) for the third quarter 2013 increased 8.0 to 9.0 percent year-over-year, which is better than previously expected due to stronger close-in bookings late in the quarter.

The Company's third quarter 2013 cost per available seat mile (CASM), excluding special items and unrealized mark-to-market hedge gains, is estimated to be between 10.00 cents and 10.05 cents. Spirit estimates its CASM ex-fuel for the third quarter was between 5.86 cents and 5.91 cents. This CASM ex-fuel estimate is in line with the Company's previous guidance range.

The following table summarizes Spirit's updated guidance for the third quarter 2013. All data is based on preliminary estimates and is subject to change.

	3Q13E

Total revenue per ASM (RASM) year-over-year % change	8.0% to 9.0%

Operating Expense per ASM (CASM) (cents)
CASM	9.86	-	9.91
Less: Unrealized mark-to-market (gains) & special items per ASM (1)	(0.14)
CASM excluding unrealized mark-to-market gains & special items	10.00	-	10.05
Less: Economic fuel expense per ASM (2)	4.14
Adjusted CASM ex-fuel	5.86	-	5.91

Fuel Expense per Gallon($)
Fuel cost	$3.19
Less: Unrealized mark-to-market (gains) (1)	(0.12)
Economic fuel cost (2)	$3.31

Fuel gallons (thousands)	45,521

Effective Tax Rate	38.5%

Wtd. Average Share Count (thousands)
Basic	72,632
Diluted	73,003

Footnotes

(1)	Unrealized mark-to-market gains are comprised of estimated non-cash adjustments to aircraft fuel expense.

(2)	Includes fuel taxes, into-plane fuel cost, and fuel hedge losses realized during the third quarter 2013.

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly U.S. carriers. Spirit's all-Airbus fleet currently operates approximately 250 daily flights to over 50 destinations in the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

Forward-Looking Statements
Statements in this release contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's guidance and estimates for the third quarter 2013, including expectations regarding revenue, RASM, load factor, capacity, CASM, CASM ex-fuel, fuel expense, economic fuel cost, expected unrealized mark-to-market fuel hedge gains and losses, fuel volume, and tax rate. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company has no intent, nor undertakes any obligation to, publicly update or revise any of these projections, whether as a result of new information, future events or otherwise, except as required by law. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent Quarterly Reports on Form 10-Q.

##

Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920

Media Contact:
Misty Pinson
Director, Corporate Communications
mediarelations@spirit.com
954-628-4827

3